Exhibit 3.1
Series Designation of
Arrived Series [*], a series of Arrived Homes 4, LLC

In accordance with the Limited Liability Company Agreement of Arrived Homes 4, LLC, a Delaware series limited liability company (the “Company”), dated July 28th, 2023 (the “Agreement”) and upon the execution of this Series Designation by the Company and Arrived Holdings, Inc. in its capacity as Managing Member of the Company and of Arrived Series [*], a series of the Company (“Series [*]”), this Series Designation shall be attached to, and deemed incorporated in its entirety into, the Agreement as the “Arrived Series [*] Designation Exhibit.”
References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the Effective Date of Establishment set forth below.

Name of Series	Arrived Series [*], a series of Arrived Homes 4, LLC.
Effective Date of Establishment	[*DESIGNATION DATE*]
Managing Member
Arrived Holdings, Inc., was appointed as the Managing Member of Series [*] with effect from the date of the Agreement and shall continue to act as the Managing Member of Series [*] until the dissolution of Series [*] pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X.

Series Property	The series property of Series [*] shall be comprised of a single family home located at [*ADDRESS*], which will be acquired by Series [*].
Management Fee	As stated in Section 6.6.
Purpose	As stated in Section 2.4.
Issuance	Subject to Section 6.3(a)(i), the number of Series [*] Interests the Company will initially issue is [*NUM*] Interests.
Broker (with respect to the Regulation A offering only)	Dalmore Group, LLC.
Brokerage Fee	1%, in cash, of the purchase price of the Series [*] Interests sold in the offering of the Series [*] Interests (excluding any Series [*] Interests acquired by the Managing Member or its affiliates).
Interest Designation	No Member holding Series [*] Interests shall be entitled to any preemptive, preferential or similar rights connection with the issuance of Series [*] Interests.
Voting
Subject to Section 3.5, the Series [*] Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of Series [*] Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in the Agreement.
The affirmative vote of the holders of not less than a majority of the Series [*] Interests then Outstanding shall be required for:
(a) any amendment to the Agreement (including this Series Designation) that would adversely change the rights of the Series [*] Interests;
(b) mergers, consolidations or conversions of Series [*] or the Company; and
(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding Series [*] Interests voting as a separate class.
Notwithstanding the foregoing, the separate approval of the holders of Series [*] Interests shall not be required for any of the other matters specified under Section 12.1.

Splits	There shall be no subdivision of the Series [*] Interests other than in accordance with Section 3.7.
Other rights
Holders of Series [*] Interests shall have no conversion, exchange, sinking fund, redemption or appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Series [*] Interests.

Officers	There shall initially be no specific officers associated with Series [*], although, the Managing Member may appoint Officers of Series [*] from time to time, in its sole discretion.
Aggregate Ownership Limit	As stated in Section 1.1.
Minimum Interests	One (1) Interest per Member.
Fiscal Year	As stated in Section 8.2.
Information Reporting	As stated in Section 8.1(c).
Termination	As stated in Section 11.1(b).
Liquidation	As stated in Section 11.3.
Amendments to this Exhibit	As stated in Article XII.